EXHIBIT 99.1

Contact:	Investor Relations
W. Douglass Harris William Lyon Homes (949) 833-3600

WILLIAM LYON HOMES REPORTS SECOND QUARTER 2005 RESULTS

Financial Highlights

2005 Second Quarter

•	Net income of $44.1 million, up 42% from $31.1 million in the second quarter of 2004

•	Diluted earnings per share of $5.07, up 61% from $3.14 in the second quarter of 2004 (based on weighted average shares outstanding of 8,693,425 in 2005 as compared to 9,931,572 in 2004)

•	Homebuilding gross margin of $95.2 million, up 13% from $84.2 million in the second quarter of 2004

•	Homebuilding gross margin percentage of 26.3%, up 330 basis points from 23.0% in the second quarter of 2004

•	Lots, land and other gross margin of $23.3 million as compared to $3.6 million in the second quarter of 2004

•	Operating revenue from home sales of $362.1 million, down 1.4% from $367.1 million in the second quarter of 2004

•	Operating revenue from lots, land and other sales of $45.4 million as compared to $17.4 million in the second quarter of 2004

•	Record net new home orders of 1,154, up 2% from 1,127 in the second quarter of 2004 and representing the highest number of net new home orders for any quarter in the Company’s history

•	Record backlog of homes sold but not closed at June 30, 2005 of 2,115, up slightly from 2,088 at June 30, 2004 and representing the highest backlog for any quarter-end in the Company’s history

•	Homes closed of 619, down 22% from 794 in the second quarter of 2004

•	Consolidated operating revenue of $407.5 million, up 6% from $384.5 million in the second quarter of 2004

NEWPORT BEACH, CA—August 8, 2005—William Lyon Homes (NYSE: WLS) today reported that net income for the second quarter ended June 30, 2005 increased 42% to $44,100,000, or $5.07 per diluted share, as compared to net income of $31,148,000, or $3.14 per diluted share, for the comparable period a year ago. Consolidated operating revenue increased 6% to $407,489,000 for the quarter ended June 30, 2005, as compared to $384,483,000 for the comparable period a year ago.

The Company reported that net income for the six months ended June 30, 2005 increased 39% to $64,593,000, or $7.43 per diluted share, as compared to net income of $46,557,000, or $4.70 per diluted share, for the comparable period a year ago. Consolidated operating revenue increased 2% to $654,171,000 for the six months ended June 30, 2005, as compared to $639,031,000 for the comparable period a year ago.

Operating revenue for the three months ended June 30, 2005 and 2004 included $45,366,000 and $17,423,000, respectively, from the sales of land resulting in gross profit of approximately $23,342,000 and $3,597,000, respectively. Operating revenue for the six months ended June 30, 2005 and 2004 included $47,392,000 and $17,423,000, respectively, from the sales of land resulting in gross profit of approximately $23,555,000 and $3,597,000, respectively.

Net new home orders for the three months ended June 30, 2005 increased 2% to 1,154 homes, a record for any quarter in the Company’s history, as compared to 1,127 homes for the three months ended June 30, 2004, which had been the previous record for any quarter in the Company’s history. The average number of sales locations during the three months ended June 30, 2005 was 42, down 9% from 46 during the three months ended June 30, 2004. The Company’s number of new home orders per average sales location increased to 27.5 for the three months ended June 30, 2005, as compared to 24.5 for the three months ended June 30, 2004. Net new home orders for the six months ended June 30, 2005 were 2,027 homes, down 9% from 2,219 homes for the six months ended June 30, 2004. The average number of sales locations during the six months ended June 30, 2005 was 40, down 9% from 44 during the six months ended June 30, 2004. The Company’s number of new home orders per average sales location increased to 50.7 for the six months ended June 30, 2005, as compared to 50.4 for the six months ended June 30, 2004.

The number of homes closed in the three months ended June 30, 2005 was 619 homes, down 22% from 794 homes closed in the three months ended June 30, 2004. The number of homes closed for the six months ended June 30, 2005 was 1,078, down 23% from 1,397 homes closed in the six months ended June 30, 2004.

At June 30, 2005, the backlog of homes sold but not closed totaled 2,115 homes, a record for any quarter-end in the Company’s history, up slightly from 2,088 homes at June 30, 2004, which had been the previous record for any quarter in the Company’s history. At June 30, 2005, the dollar amount of backlog of homes sold but not closed totaled $1,125,579,000, down slightly from $1,140,788,000 at June 30, 2004, and up 29% from $871,192,000 at March 31, 2005.

Selected financial and operating information for the Company including joint ventures is set forth in greater detail in a schedule attached to this release.

General William Lyon, Chairman and Chief Executive Officer stated: “On an overall basis, we are pleased with the Company’s results for the first six months of 2005. As we stated at the end of 2004, the Company experienced a reduction in order activity for the six months ended December 31, 2004 primarily reflecting a lack of available product for sale due to stronger than anticipated absorption levels in the first two quarters of 2004, a decrease in the average number of sales locations, and slower sales in certain of the Company’s markets, primarily in Southern California and Las Vegas.”

General Lyon further stated: “As a result of this reduction in order activity in late 2004, the Company’s closings in the first six months of 2005 were reduced accordingly when compared to the comparable periods a year ago. However, due to an increase of 330 basis points in homebuilding gross margin percentage to 26.3% in the three months ended June 30, 2005 as compared to 23.0% in the three months ended June 30, 2004, the Company reported homebuilding gross margin of $95.2 million for the three months ended June 30, 2005, up 13% from $84.2 million for the three months ended June 30, 2004. These higher gross margin percentages were driven primarily by increases in sales prices during the past several quarters as a result of strong housing demand in most of the markets in which the Company operates.”

Wade H. Cable, President and Chief Operating Officer stated: “In 2005, the Company has continued its focus on increasing the number of sales locations in the geographic markets in which it operates. We ended 2004 with only 37 active sales locations and now expect to open 37 new locations this year, resulting in 51 active sales locations by the end of 2005. Many of these new locations will be opening in the latter part of this year and will only begin delivering homes in 2006.”

Mr. Cable further stated: “As a result of the continued strong housing demand in most of our markets and an increase in the number of sales locations through June 30, 2005, our net new home orders for the second quarter ended June 30, 2005 increased to 1,154 homes and our backlog of homes sold but not closed at June 30, 2005 increased to 2,115 homes, both records for any quarter in the Company’s history.”

Based on the Company’s results experienced in the first half of the year, which included income from certain opportunistic land sales, and the better than expected rate of new home orders in most of our markets during the first half of the year, we are updating our guidance for 2005. We are now targeting 3,200 deliveries, including our consolidated joint ventures, which will result in total revenues in excess of $1.8 billion. However, based on the seasonal pattern of new orders, the timing of the opening of new sales locations and adverse weather conditions in the first quarter which led to construction delays, we anticipate that over 1,500 of our remaining 2005 deliveries will occur in the fourth quarter. A significant portion of the deliveries in the fourth quarter are expected to occur in the second half of the quarter. Because of the uncertainty of the timing of these deliveries and the potential for certain additional land sales in the fourth quarter of 2005, our full year 2005 earnings are estimated to be a broad range of between $17.75 and $20.00 per share on a diluted basis (based on estimated weighted average shares outstanding of 8,693,000 shares), reflecting an increase of up to 14% over our full year 2004 earnings of $17.55 per share on a diluted basis (based on weighted average shares outstanding of 9,777,810 shares).

On April 26, 2005, General William Lyon announced that he was proposing to acquire the outstanding publicly held minority interest in the Company’s common stock for $82 per share in cash. General Lyon stated that this transaction would be contingent upon approval by the Board of Directors or a duly appointed special committee of the Board of Directors. The Board of Directors subsequently formed a special committee of independent directors to consider General Lyon’s proposal with the assistance of outside financial and legal advisors which the special committee retained. On June 20, 2005, the special committee announced that it had determined that the proposal by General Lyon was inadequate. On June 28, 2005, General Lyon announced that he was withdrawing his proposal. On July 25, 2005, the Company announced that its Board of Directors had disbanded the special committee. On July 25, 2005, General Lyon announced that he was discontinuing his efforts at that time to take the Company private. In connection with the special committee’s consideration of this proposed transaction, the Company has incurred approximately $2,191,000 in financial advisory and legal expenses which are reflected as a charge in the Company’s results of operations for the three and six month periods ended June 30, 2005.

The Company will hold a conference call on Wednesday, August 10, 2005 at 11:00 a.m. Pacific Time to discuss the second quarter 2005 earnings results. The dial-in number is (800) 599-9829 (enter passcode number 18570885). Participants may call in beginning at 10:45 a.m. Pacific Time. In addition, the call will be broadcast from William Lyon Homes’ website at www.lyonhomes.com in the “Investor Relations” section of the site. The call will be recorded and replayed beginning on August 10, 2005 at 1:00 p.m. Pacific Time through midnight on August 31, 2005. The dial-in number for the replay is (888) 286-8010 (enter passcode number 41855566). Replays of the call will also be available on the Company’s website approximately two hours after broadcast.

William Lyon Homes is primarily engaged in the design, construction and sale of single family detached and attached homes in California, Arizona and Nevada and at June 30, 2005 had 41 sales locations. The Company’s corporate headquarters are located in Newport Beach, California. For more information about the Company and its new home developments, please visit the Company’s website at www.lyonhomes.com.

Certain statements contained in this release that are not historical information contain forward-looking statements. The forward-looking statements involve risks and uncertainties and actual results may differ materially from those projected or implied. Further, certain forward-looking statements are based on assumptions of future events which may not prove to be accurate. Factors that may impact such forward-looking statements include, among others, changes in general economic conditions and in the markets in which the Company competes, the outbreak, continuation or escalation of war or other hostilities, including terrorism, involving the United States, changes in mortgage and other interest rates, changes in prices of homebuilding materials, weather, the occurrence of events such as landslides, soil subsidence and earthquakes that are uninsurable, not economically insurable or not subject to effective indemnification agreements, the availability of labor and homebuilding materials, changes in governmental laws and regulations, the timing of receipt of regulatory approvals and the opening of projects, and the availability and cost of land for future development, as well as the other factors discussed in the Company’s reports filed with the Securities and Exchange Commission.

WILLIAM LYON HOMES

SELECTED FINANCIAL AND OPERATING INFORMATION

(unaudited)

	Three Months Ended June 30,
	2005			2004
	Wholly-Owned	Joint Ventures	Consolidated Total	Wholly-Owned	Joint Ventures	Consolidated Total
Selected Financial Information (dollars in thousands)
Homes closed	498	121	619	635	159	794

Home sales revenue	$277,382	$84,741	$362,123	$285,123	$81,937	$367,060
Cost of sales	(203,384)	(63,568)	(266,952)	(218,602)	(64,226)	(282,828)

Gross margin	$73,998	$21,173	$95,171	$66,521	$17,711	$84,232

Gross margin percentage	26.7%	25.0%	26.3%	23.3%	21.6%	23.0%

Number of homes closed
California	214	121	335	311	159	470
Arizona	171	—	171	107	—	107
Nevada	113	—	113	217	—	217

Total	498	121	619	635	159	794

Average sales price
California	$872,900	$700,300	$810,500	$637,200	$515,300	$595,900
Arizona	291,800	—	291,800	234,900	—	234,900
Nevada	360,000	—	360,000	284,900	—	284,900

Total	$557,000	$700,300	$585,000	$449,000	$515,300	$462,300

Number of net new home orders
California	532	206	738	354	276	630
Arizona	177	—	177	278	—	278
Nevada	239	—	239	219	—	219

Total	948	206	1,154	851	276	1,127

Average number of sales locations during period
California	19	9	28	20	12	32
Arizona	6	—	6	7	—	7
Nevada	8	—	8	7	—	7

Total	33	9	42	34	12	46

WILLIAM LYON HOMES

SELECTED FINANCIAL AND OPERATING INFORMATION (Continued)

(unaudited)

	As of June 30,
	2005			2004
	Wholly-Owned	Joint Ventures	Consolidated Total	Wholly-Owned	Joint Ventures	Consolidated Total
Backlog of homes sold but not closed at end of period
California	934	440	1,374	766	666	1,432
Arizona	521	—	521	423	—	423
Nevada	220	—	220	233	—	233

Total	1,675	440	2,115	1,422	666	2,088

Dollar amount of homes sold but not closed at end of period (in thousands)
California	$600,957	$274,920	$875,877	$581,939	$367,268	$949,207
Arizona	172,240	—	172,240	106,573	—	106,573
Nevada	77,462	—	77,462	85,008	—	85,008

Total	$850,659	$274,920	$1,125,579	$773,520	$367,268	$1,140,788

Lots controlled at end of period
Owned lots
California	3,938	1,762	5,700	2,486	2,248	4,734
Arizona	3,812	269	4,081	1,249	—	1,249
Nevada	959	—	959	1,362	—	1,362

Total	8,709	2,031	10,740	5,097	2,248	7,345

Optioned lots (1)
California			3,525			4,192
Arizona			5,132			7,228
Nevada			1,489			1,250

Total			10,146			12,670

Total lots controlled
California			9,225			8,926
Arizona			9,213			8,477
Nevada			2,448			2,612

Total			20,886			20,015

(1)	Optioned lots may be purchased by the Company as wholly-owned projects or may be purchased by newly formed joint ventures.

WILLIAM LYON HOMES

SELECTED FINANCIAL AND OPERATING INFORMATION

(unaudited)

	Six Months Ended June 30,
	2005			2004
	Wholly-Owned	Joint Ventures	Consolidated Total	Wholly-Owned	Joint Ventures	Consolidated Total
Selected Financial Information (dollars in thousands)
Homes closed	862	216	1,078	1,100	297	1,397

Home sales revenue	$464,816	$141,963	$606,779	$478,694	$142,914	$621,608
Cost of sales	(338,899)	(103,035)	(441,934)	(370,002)	(113,262)	(483,264)

Gross margin	$125,917	$38,928	$164,845	$108,692	$29,652	$138,344

Gross margin percentage	27.1%	27.4%	27.2%	22.7%	20.7%	22.3%

Number of homes closed
California	331	216	547	561	297	858
Arizona	297	—	297	169	—	169
Nevada	234	—	234	370	—	370

Total	862	216	1,078	1,100	297	1,397

Average sales price
California	$870,800	$657,200	$786,500	$588,800	$481,200	$551,600
Arizona	289,900	—	289,900	219,000	—	219,000
Nevada	386,600	—	386,600	301,000	—	301,000

Total	$539,200	$657,200	$562,900	$435,200	$481,200	$445,000

Number of net new home orders
California	908	411	1,319	815	649	1,464
Arizona	336	—	336	385	—	385
Nevada	372	—	372	370	—	370

Total	1,616	411	2,027	1,570	649	2,219

Average number of sales locations during period
California	17	9	26	20	12	32
Arizona	6	—	6	5	—	5
Nevada	8	—	8	7	—	7

Total	31	9	40	32	12	44

WILLIAM LYON HOMES

CONSOLIDATED STATEMENTS OF INCOME

(in thousands except per common share amounts)

(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Operating revenue
Home sales	$362,123	$367,060	$606,779	$621,608
Lots, land and other sales	45,366	17,423	47,392	17,423

	407,489	384,483	654,171	639,031

Operating costs
Cost of sales - homes	(266,952)	(282,828)	(441,934)	(483,264)
Cost of sales - lots, land and other	(22,024)	(13,826)	(23,837)	(13,826)
Sales and marketing	(13,282)	(12,879)	(24,397)	(23,292)
General and administrative	(23,963)	(17,054)	(41,404)	(30,718)
Other	(526)	(434)	(1,208)	(767)

	(326,747)	(327,021)	(532,780)	(551,867)

Equity in income (loss) of unconsolidated joint ventures	252	(87)	(159)	(183)

Minority equity in income of consolidated entities	(5,699)	(6,652)	(11,959)	(10,912)

Operating income	75,295	50,723	109,273	76,069
Financial advisory expenses	(2,191)	—	(2,191)	—
Other (expense) income, net	(212)	1,300	(317)	1,705

Income before provision for income taxes	72,892	52,023	106,765	77,774
Provision for income taxes	(28,792)	(20,875)	(42,172)	(31,217)

Net income	$44,100	$31,148	$64,593	$46,557

Earnings per common share
Basic	$5.12	$3.16	$7.50	$4.74

Diluted	$5.07	$3.14	$7.43	$4.70

WILLIAM LYON HOMES

CONSOLIDATED BALANCE SHEETS

(in thousands except number of shares and par value per share)

	June 30, 2005	December 31, 2004
	(unaudited)
ASSETS
Cash and cash equivalents	$50,659	$96,074
Receivables	34,428	39,302
Real estate inventories	1,303,947	1,059,173
Investments in and advances to unconsolidated joint ventures	15,473	17,911
Property and equipment, less accumulated depreciation of $8,848 and $7,844 at June 30, 2005 and December 31, 2004, respectively	18,632	18,066
Deferred loan costs	13,267	13,982
Goodwill	5,896	5,896
Other assets	26,292	24,158

	$1,468,594	$1,274,562

LIABILITIES AND STOCKHOLDERS’ EQUITY
Accounts payable	$53,392	$39,364
Accrued expenses	115,472	150,774
Notes payable	122,555	48,571
7 5/8% Senior Notes due December 15, 2012	150,000	150,000
10¾% Senior Notes due April 1, 2013	246,779	246,648
7½% Senior Notes due July 1, 2014	150,000	150,000

	838,198	785,357

Minority interest in consolidated entities	218,694	142,096

Stockholders’ equity
Common stock, par value $.01 per share; 30,000,000 shares authorized; 8,616,236 shares issued and outstanding at June 30, 2005 and December 31, 2004, respectively; 1,275,000 shares issued and held in treasury at June 30, 2005 and December 31, 2004, respectively	86	86
Additional paid-in capital	30,250	30,250
Retained earnings	381,366	316,773

	411,702	347,109

	$1,468,594	$1,274,562

WILLIAM LYON HOMES

SUPPLEMENTAL FINANCIAL INFORMATION

SELECTED FINANCIAL DATA (dollars in thousands except per share data):

	Three Months Ended June 30,		Last Twelve Months Ended June 30,
	2005	2004	2005	2004
Net income	$44,100	$31,148	$189,685	$100,020
Net cash provided by (used in) operating activities	$32,593	$(38,685)	$177,057	$(219,276)
Interest incurred	$17,298	$15,238	$63,345	$54,240
Adjusted EBITDA (1)	$85,929	$67,275	$374,749	$228,742
Ratio of adjusted EBITDA to interest incurred			5.92x	4.22x

Balance Sheet Data

			June 30,
			2005	2004
Stockholders’ equity per share			$47.78	$30.60
Stockholders’ equity			$411,702	$302,583
Total debt			669,334	661,885

Total book capitalization			$1,081,036	$964,468

Ratio of debt to total book capitalization			61.9%	68.6%
Ratio of debt to total book capitalization (net of cash)			60.0%	67.7%
Ratio of debt to LTM adjusted EBITDA			1.79x	2.89x
Ratio of debt to LTM adjusted EBITDA (net of cash)			1.65x	2.77x

(1)

Adjusted EBITDA means net income plus (i) provision for income taxes, (ii) interest expense, (iii) amortization of capitalized interest included in cost of sales, (iv) depreciation and amortization and (v) cash distributions of income from unconsolidated joint ventures less equity in income of unconsolidated joint ventures. Other companies may calculate Adjusted EBITDA differently. Adjusted EBITDA is not a financial measure prepared in accordance with U.S. generally accepted accounting principles. Adjusted EBITDA is presented herein because it is a component of certain covenants in the indentures governing the Company’s 7 5/8% Senior Notes, 10¾% Senior Notes and 7½% Senior Notes (“Indentures”). In addition, management believes the presentation of Adjusted EBITDA provides useful information to the Company’s investors regarding the Company’s financial condition and results of operations because Adjusted EBITDA is a widely utilized financial indicator of a company’s ability to service and/or incur debt. The calculations of Adjusted EBITDA below are presented in accordance with the requirements of the Indentures. Adjusted EBITDA should not be considered as an alternative for net income, cash flows from operating activities and other consolidated income or cash flow statement data prepared in accordance with accounting principles generally accepted in the United States or as a measure of profitability or liquidity. A reconciliation of net income to Adjusted EBITDA is provided as follows:

	Three Months Ended June 30,		Last Twelve Months Ended June 30,
	2005	2004	2005	2004
Net income	$44,100	$31,148	$189,685	$100,020
Provision for income taxes	28,792	20,875	124,454	70,109
Interest expense:
Interest incurred	17,298	15,238	63,345	54,240
Interest capitalized	(17,298)	(15,238)	(63,345)	(54,240)
Amortization of capitalized interest in cost of sales	12,808	14,938	58,056	53,022
Depreciation and amortization	481	227	1,879	901
Cash distributions of income from unconsolidated joint ventures	—	—	—	20,667
Equity in (income) loss of unconsolidated joint ventures	(252)	87	675	(15,977)

Adjusted EBITDA	$85,929	$67,275	$374,749	$228,742

A reconciliation of net cash provided by (used in) operating activities to Adjusted EBITDA is provided as follows:

	Three Months Ended June 30,		Last Twelve Months Ended June 30,
	2005	2004	2005	2004
Net cash provided by (used in) operating activities	$32,593	$(38,685)	$177,057	$(219,276)
Interest expense:
Interest incurred	17,298	15,238	63,345	54,240
Interest capitalized	(17,298)	(15,238)	(63,345)	(54,240)
Amortization of capitalized interest in cost of sales	12,808	14,938	58,056	53,022
Cash distributions of income from unconsolidated joint ventures	—	—	—	20,667
Minority equity in income of consolidated entities	(5,699)	(6,652)	(50,708)	(11,353)
Net changes in operating assets and liabilities:
Receivables	8,524	(3,643)	2,089	13,896
Real estate inventories	32,384	99,097	86,053	314,591
Deferred loan costs	(377)	(146)	(92)	248
Other assets	306	(1,460)	7,925	1,135
Accounts payable	(4,616)	(7,357)	4,621	(839)
Accrued expenses	10,006	11,183	89,748	56,651

Adjusted EBITDA	$85,929	$67,275	$374,749	$228,742